Exhibit 99.1

August 6, 2007	Contact: Alfred C. Liggins, CEO and President
FOR IMMEDIATE RELEASE	(301) 429-2643
Washington, DC
RADIO ONE, INC. ANNOUNCES THAT
SCOTT R. ROYSTER WILL BE LEAVING THE
COMPANY BY YEAR END
Washington, DC: — Radio One, Inc. (NASDAQ: ROIAK and ROIA) announced today that Scott R. Royster will be stepping down as Chief Financial Officer of the Company by December 31, 2007. Mr. Royster has served as CFO of Radio One since 1996.
Alfred C. Liggins, III, Radio One’s CEO and President stated, “Scott has been an integral and important part of our company’s growth and development. When he joined the company we owned seven stations in two markets and had yet to tap into the public market. With his assistance we have grown to 70 stations in 22 markets and successfully executed numerous public offerings of equity and debt. I am grateful for his contributions to the success and development of the company. However, I understand that there comes a time for change and new challenges in a person’s career. I am pleased that Scott will continue to work with us through the end of the year to assist with a number of ongoing projects as well as support the transition to a new CFO.”
Commenting on his departure Scott R. Royster stated, “Partnering with Alfred and helping to execute his vision over the past 11 years has been a rewarding experience and I am proud of what we have accomplished. As CFO I have been closely involved in the company’s strategy to acquire assets, diversify its portfolio and raise capital. While I look forward to the next phase of my career where I can build upon the knowledge acquired and relationships developed, I am happy to assist the company over the next few months to ensure a smooth transition.”
Radio One, Inc. (www.radio-one.com) is one of the nation’s largest radio broadcasting company and the largest radio broadcasting company that primarily targets African-American and urban listeners. Pro forma for recently announced transactions, Radio One owns and/or operates 60 radio stations located in 19 urban markets in the United States. Additionally, Radio One owns Magazine One, Inc. (d/b/a Giant Magazine) (www.giantmag.com), interests in TV One, LLC (www.tvoneonline.com), a cable/satellite network programming primarily to African-Americans and Reach Media, Inc. (www.blackamericaweb.com), owner of the Tom Joyner Morning Show and other businesses associated with Tom Joyner. Radio One also operates the only nationwide African-American news/talk network on free radio and programs “XM 169 The POWER,” an African-American news/talk channel, on XM Satellite Radio.